Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Denison Mines Corp.

We consent to the use of our report dated March 10, 2026, on the consolidated financial statements of Denison Mines Corp. (the “Entity”), which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for each of the years then ended, and the related notes, and our report dated March 10, 2026 on the effectiveness of internal control over financial reporting as of December 31, 2025, which are incorporated by reference in the Registration Statement on Form F-10 dated September 11, 2026 of Denison Mines Corp.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

September 11, 2026

Toronto, Canada